FOR IMMEDIATE RELEASE
April 28, 2009
Media Contact – Joanne Brigandi
609-561-9000 ext 4240
IR Contact – Stephen Clark
609-561-9000 ext 4260

SJI Announces Board Retirement, Employee Promotions
and Shareholder Amendments

FOLSOM, NJ – South Jersey Industries’ (NYSE:SJI) annual meeting of shareholders and board of directors meeting resulted in employee promotions and amendments to the company’s Certificate of Incorporation. SJI also announced the retirement of director Frederick R. Raring. Raring, age 71, is retiring after 14 years of distinguished service on SJI’s board.

Following the board meeting SJI’s directors announced several employee promotions:

o	Jeffrey E. DuBois was elected chief operating officer of South Jersey Gas. In addition to his new role, DuBois continues as vice president of South Jersey Industries.
o
Gina Merritt-Epps was elected corporate counsel and secretary for South Jersey Industries and South Jersey Gas. She replaces Richard H. Walker, Jr., who will retire from SJI on May 1. Merritt-Epps previously served as SJI’s associate general counsel and assistant secretary.

o	Christine Mari-Mazzola was elected assistant vice president of SJI’s internal audit department. She was previously director of internal audit.

“Each of these employees has continually demonstrated a commitment to excellence and an ongoing dedication to the company,” Edward J. Graham, SJI chairman, president and CEO said. “Each is a vital element of our leadership team.”

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SJI – Add 1

Additionally, SJI announced that shareholders voted to amend its Certificate of Incorporation, establishing the annual election of the company’s directors. Previously, directors were elected in classes to serve on the board in multi-year increments. As a result, the entire board was not required to run for election at the same time. Under the new resolution, all directors standing for election will be annually elected to fill one-year terms. Any director currently elected as part of a multi-year class will serve the remainder of the term, after which he or she will face annual election.

South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems, services appliances, installs solar systems, provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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